EXHIBIT 10.22

AMENDED LICENSE AGREEMENT

This amended license agreement (“Agreement”) is made by and between American Rag Cie, LLC, a California limited liability company with its principal place of business at 160 S. La Brea Avenue, Los Angeles, California 90026 (“LICENSOR”), and Private Brands, Inc., a California corporation having its principal place of business at 3151 East Washington Boulevard, Los Angeles, California 90023 (“LICENSEE”), with reference to the following facts:

WITNESSETH:

WHEREAS, LICENSOR is the sole and exclusive owner of the Marks, as defined below;

WHEREAS, LICENSOR has the right to enter into this Agreement;

WHEREAS, LICENSEE desires to obtain an exclusive right to use the Marks on and in connection with the manufacture, sale, distribution, advertising, and promotion of Licensed Products, as defined below, bearing, incorporating or otherwise utilizing the Marks in the Territory, as defined below;

WHEREAS, LICENSOR has agreed to grant to LICENSEE such license under and subject to the terms and conditions hereinafter set forth;

WHEREAS, LICENSEE and LICENSOR, as assignee of American Rag Cie II, were parties to a License Agreement dated April 1, 2003, concerning the various American Rag trademarks (the “Original License Agreement”); and

WHEREAS, this Agreement, when fully executed by the Parties, shall supersede the Original License Agreement, which shall no longer be in effect.

NOW, THEREFORE, in consideration of the mutual promises and agreements set forth herein; the Parties each intending to be legally bound hereby, do promise and agree as follows:

1.	DEFINITIONS

Definitions. As used in this Agreement, the following terms shall have the meanings set forth below:

1.1 “Annual Period” shall mean each twelve-month period commencing on January 1 and ending on December 31.

1.2 “Effective Date” shall mean October 1, 2008.

1.3 “Standard Allowances” means written credits actually given after sale by LICENSEE or a sub-LICENSEE to a customer on account of advertising, volume discounts or payment term discounts. Standard Allowances do not include freight expenses.

1.4 “Closeout” means any discount greater than 25% from LICENSEE’s wholesale list price or, if no such wholesale list price exists, the highest price at which the style has been sold during the then immediately preceding 12 months.

1.5 “Gross Sales” means LICENSEE’s and sub-LICENSEE’s sales of Licensed Product units invoiced, before the deduction of Standard Allowances or returns.

1.6 “Guaranteed Minimum Royalty” shall mean the minimum royalties, as set forth in Paragraph 4.2, payable in each Annual Period, as defined below.

1.7 “Licensed Products” shall mean those products identified in Schedule B attached hereto and bearing the Marks.

1.8 “MMG” shall mean sub-LICENSEE Macy’s Merchandising Group, LLC or its successor.

1.9 “Marks” shall mean the designations AMERICAN RAG, AMERICAN RAG CIE, any variations thereof, any logos, symbols, designs and trade dress associated therewith, and all registrations and applications for registration thereof, all of the above existing under common or statutory law, and shall include, but not be limited to, the trademark applications and registrations listed in Schedule A hereto.

1.10 “Net Sales” means Gross Sales less only (1) returns, and (2) Standard Allowances.

1.11 “Percentage Royalty” shall have the definition given that term in Paragraph 4.4.

1.12 “Territory” means the United States, Canada, Mexico, and Bermuda.

1.13 “Term” shall mean the Initial Term as defined in Paragraph 3.1 and shall include all Extension Terms as defined in Paragraph 3.2.

1.14 “Transfer Price” shall mean the price which MMG charges its stores for Licensed Products, which is presently the price on which MMG calculates its royalty payable to LICENSEE. In the event LICENSEE grants a sub-license to a retailer or affiliate of a retailer other than MMG, the Transfer Price shall be the price on which the royalty paid to LICENSEE by such sub-LICENSEE is calculated. In no event, however, shall the Transfer Price on sales by sub-LICENSEEs other than MMG be less than the landed cost of goods plus ten percent.

1.15 “Transition Period” shall mean October 1, 2008 to December 31, 2008.

1.16 “Vintage Clothing” shall mean apparel that has been previously worn or owned by an end-user consumer, but shall not include any goods manufactured pursuant to this Agreement.

2.	GRANT OF LICENSE

2.1 License. LICENSOR hereby grants to LICENSEE an exclusive license during the Term of this Agreement, subject to all of the terms and conditions of this Agreement, to use, have used, manufacture, have manufactured, sell, have sold, distribute, have distributed, advertise, have advertised, and to promote and have promoted the Licensed Products utilizing the Marks in the Territory. LICENSEE shall have the right, in its sole discretion, to enter into sub-license agreements with third parties in which the LICENSEE grants rights no greater that those granted to LICENSEE under this Agreement. Without limiting the foregoing, LICENSEE may grant a sub-license to an entity under the majority control of Gerard Guez and/or Todd Kay (“Newco”) and Newco shall have all of the rights and obligations of LICENSEE hereunder.

2.2 Exclusivity. LICENSEE shall not sell, have sold, distribute, have distributed, advertise, have advertised, or promote or and have promoted the Licensed Products in any country outside the Territory and will not knowingly sell the Licensed Products to any person who LICENSEE has knowledge intends or is likely to resell them in any country outside the Territory. LICENSOR acknowledges and agrees that the grant of rights to LICENSEE under this Section 2 is exclusive to LICENSEE, and LICENSOR shall not itself exploit or grant to any third party the right to exploit any such rights in the Territory, including but not limited to the right to use the Marks in connection with the manufacture, sale, distribution, advertising and promotion of goods and/or services, except in connection with American Rag Stores (defined below). For the avoidance of doubt, LICENSEE and any sub-LICENSEE may have Licensed Products manufactured outside of the Territory. LICENSEE shall be responsible for using reasonable efforts to ensure that all manufacturers who supply goods to LICENSEE or its customers, comply with the terms of this Agreement, in particular, LICENSOR’S exclusive rights outside of the territory. LICENSEE shall have the affirmative obligation to cease doing business with any supplier who LICENSEE knows is manufacturing and/or distributing Licensed Products outside of the Territory.

2.3 American Rag Stores. LICENSOR shall have the sole and exclusive right to operate retail stores in the Territory bearing the name “American Rag Cie,” “American Rag” or any derivative thereof (“American Rag Stores”). LICENSOR may utilize the Marks on Vintage Clothing and on audio compact discs sold within the American Rag Stores. LICENSOR may also sell Licensed Products manufactured pursuant to LICENSEE’s rights under this Agreement in no more than five (5) American Rag Stores. When utilizing the Marks on Vintage Clothing and audio compact discs sold in American Rag Stores, LICENSOR may only use the mark “American Rag Cie” or “American Rag.” If LICENSOR wishes to use any other variation of the Marks on Vintage Clothing or audio compact disks sold in American Rag Stores, LICENSOR shall first obtain the written consent of LICENSEE, which consent shall not be unreasonably withheld. Other than as stated in this Paragraph 2.3, LICENSOR shall not utilize the Marks on Licensed Products in the Territory.

2.4 Closeout Maximum. During each Annual Period or portion thereof (calculated on a pro rata basis), sales of Closeout units shall not exceed twenty percent (25%) of total Licensed Product units sold. To the extent Closeout sales exceed 25% of total sale of Licensed Products, the royalty on such Closeout sales that exceed 25% of the total sale of Licensed Products shall be paid at 100% of the Applicable Percentage (as hereinafter defined).

2.5 No Manufacture of Goods Specifically for Closeout sales. Notwithstanding anything contained herein, LICENSEE may not manufacture Licensed Products specifically for Closeout, off-price and/or discount accounts of any kind.

2.6 General Ledger. All Gross Sales, Net Sales, Standard Allowances and Closeout discounts shall be listed separately and clearly identified in LICENSEE’s general ledger used to calculate Net Sales.

3.	TERM

3.1 Initial Term. This Agreement and the provisions hereof, except as otherwise provided, shall be in full force and effect for a ten (10) year period commencing on the Effective Date and ending on September 30, 2018, unless sooner terminated as herein provided (the “Initial Term”).

3.2 Extension Terms. The Initial Term of this Agreement shall automatically extend for six (6) consecutive ten (10) year periods (“Extension Terms”) on the same terms and conditions provided for herein, unless sooner terminated as herein provided. During the last Extension Term, LICENSEE shall have a right of first negotiation to extend the term of this Agreement as provided herein. As used in Paragraph 3.2, “right of first negotiation” means that for a period of ninety (90) days following written notice by LICENSEE provided during the last Extension Term that it wishes to negotiate an extension of the term beyond the final Extension Term, LICENSOR shall negotiate in good faith with LICENSEE on an exclusive basis regarding the extension of the term beyond the final Extension Term.

4.	COMPENSATION

4.1 Requirement of Royalties. Except as specifically provided herein, all Licensed Products sold, invoiced, sub-licensed or otherwise distributed by LICENSEE require the payment of royalties by LICENSEE to LICENSOR, as set forth in this Section 4.

4.2 Guaranteed Minimum Royalty. In consideration of the rights granted to LICENSEE pursuant to this Agreement, LICENSEE shall during each Annual Period or portion thereof (calculated on a pro rata basis), pay to LICENSOR a Guaranteed Minimum Royalty in equal monthly installments on the first day of each month for which it is due during the Term. The Guaranteed Minimum Royalty for the first thirty years of the Agreement shall be as follows:

		Guaranteed Minimum
Transition Period	10/1/08-12/31/08	$120,244.30
First	1/1/09-12/31/09	$553,124.00
Second	1/1/10-12/31/10	$636,092.60
Third	1/1/11-12/31/11	$731,506.60
Fourth	1/1/12-12/31/12	$841,232.70
Fifth	1/1/13-12/31/13	$962,500.00
Each Annual Period Thereafter		$962,500.00

Commencing January 1, 2039, the minimum royalty shall be increased by the annual Consumer Price Index as published by the United States Department of Labor (“CPI”) from the Effective Date to 2039.

4.3 Overpayments During Transition Period. During the negotiation of this Agreement and during the Transition Period prior to the execution of this Agreement, LICENSEE has paid the Percentage Royalty and the October and November Guaranteed Minimum Royalty pursuant to the terms of the Original License Agreement. Within two (2) business days following execution of this Agreement, LICENSEE shall pay the December, 2008 Minimum Royalty Payment on a pro rata basis, with said payment being calculated under the terms of the Original License Agreement from December 1, 2008 until the payment date and the balance of the said payment being calculated under the terms of this Agreement. Following execution of this Agreement, LICENSEE shall recalculate the Percentage Royalty and Guaranteed Minimum Royalty owed during the Transition Period pursuant to the terms of this Agreement. The amount overpaid by LICENSEE (including the difference between that portion of the December Minimum Royalty Payment paid pursuant to the terms of the Original License Agreement and as calculated under this Agreement) shall be deducted from the January 30, 2009 payment of the Percentage Royalty and, if such overage is not recouped from therefrom, it shall be deducted from subsequent payments of the Percentage Royalty. For the avoidance of doubt, LICENSEE shall make the Guaranteed Minimum Royalty payments that become due following execution of this Agreement and the over payments shall be deducted only from the Percentage Royalty to the extent it exceeds the Guaranteed Minimum Royalty.

4.4 Percentage Royalty. In consideration of the rights granted to LICENSEE pursuant to this Agreement, LICENSEE shall, during each Royalty Period, as defined below, or portion thereof during the Term, pay LICENSOR a royalty, (the “Percentage Royalty”) as follows:

a. As used in this Section 4.4, “Applicable Percentage” shall mean ONE AND THIRTEEN ONE HUNDREDTHS PERCENT (1.13%) until such time as sales of Licensed Products from the Effective Date, as measured by Net Sales and the Transfer Price, exceed TWO BILLION DOLLARS ($2,000,000,000). After sales from the Effective Date, as measured by Net Sales and the Transfer Price, exceed TWO BILLION DOLLARS ($2,000,000,000), the Applicable Percentage shall be ONE AND ONE QUARTER PERCENT (1.25%);

b. When such Licensed Products are manufactured or sourced by MMG or by such other sub-LICENSEE that is a retailer or an affiliate thereof, the Percentage Royalty shall be the Applicable Percentage of the Transfer Price of all Licensed Products sold in the Territory during that Royalty Period;

c. When such Licensed Products are manufactured or sourced by LICENSEE, the Percentage Royalty shall be the Applicable Percentage of Net Sales, except when such Net Sales are a Closeout, in which case the Percentage Royalty shall be 70% of the Applicable Percentage, i.e., .791% if the Applicable Percentage is 1.13% and .875% if the Applicable Percentage is 1.25%. If LICENSEE sells Closeout Licensed Products, it shall prepare a separate royalty statement for such sales; and

d. When such Licensed Products are manufactured or sourced by a sub-LICENSEE that is not a retailer or an affiliate thereof, the Percentage Royalty shall be the Applicable Percentage of such sub-LICENSEE’s Net Sales.

4.5 Sales To Affiliates. If LICENSEE sells any Licensed Products to any party affiliated with LICENSEE, or in any way directly or indirectly related to or under common control with LICENSEE, at a price less than the regular price charged to other parties, the Percentage Royalty payable to LICENSOR shall be computed on the basis of the wholesale list price, or the highest price charged to other customers at arm’s length transactions for the same or similar products, less 10%, and such shall be the Gross Sales price in such circumstances used for the calculation of royalties.

4.6 Royalty Period. The Percentage Royalty owed to LICENSOR in excess of the Guaranteed Minimum Royalties shall be calculated on a quarterly calendar basis (the “Royalty Period”) and shall be payable no later than thirty (30) days after the termination of the preceding full calendar quarter, i.e., commencing on the first (1st) day of January, April, July, and October. Thus, the Percentage Royalties are payable on January 30, April 30, July 30 and October 30 for the immediate preceding quarter of sales less the Guaranteed Minimum Royalty payments for such period.

4.7 Accrual of Percentage Royalty. A Percentage Royalty obligation shall accrue when Licensed Products are sold regardless of the time of collection by LICENSEE or a sub-LICENSEE. For purposes of LICENSEE’s Percentage Royalty obligations, Licensed Products shall be considered “sold” upon the date of billing, invoicing, shipping or payment, whichever event occurs first.

4.8 Royalty Statement. With each Percentage Royalty payment, LICENSEE shall provide LICENSOR with a written royalty statement in substantially the form attached hereto as Schedule C in which LICENSEE reports the Percentage Royalty due under Sections 4.4(b) and 4.4(c) of this Agreement. In the event a Percentage Royalty is owed under Section 4.4(d), the royalty statement shall provide a level of detail similar to Schedule C. Such royalty statements shall be certified as accurate by a duly authorized officer of LICENSEE. The receipt or acceptance by LICENSOR of any royalty statement, or the receipt or acceptance of any royalty payment made, shall not prevent LICENSOR from challenging the validity or accuracy of such statement or payment within two years of such receipt or acceptance. LICENSOR may challenge the validity or accuracy of any royalty statement from a sub-LICENSEE of LICENSEE for a period of two months subsequent to being provided with the audit by LICENSEE of said sub-LICENSEE. Following a failure to cure pursuant to the notice and cure provisions of Paragraph 4.12, below, LICENSEE’s failure to timely provide a royalty statement within the time specified in Paragraph 4.6, in the form of Schedule C shall be deemed a material breach of this Agreement and shall require the payment of liquidated damages in the sum of $10,000 for each uncured failure to provide a timely report. LICENSOR shall be entitled to recover its attorneys’ fees expended to compel LICENSEE to provide quarterly royalty reports.

4.9 Survival of Obligations. LICENSEE’s obligations for the payment of the Percentage Royalty shall survive the termination of this Agreement, and will continue for so long as LICENSEE continues to manufacture, sell, distribute, market or promote the Licensed Products. The Minimum Guarantee shall not be payable during any Sell-Off Period (as defined below).

4.10 Manner of Payment. All payments due hereunder shall be made in United States currency drawn on a United States bank, unless otherwise specified by the parties.

4.11 Interest On Late Payments. Late payments shall incur interest at the rate of TEN PERCENT (10%) per annum from the date such payments were originally due.

4.12 Late Payment. In the event any royalty payment has not been received by LICENSOR by the third business day after its due date, LICENSOR may serve a notice to cure on LICENSEE in the manner specified in Section 16, below. If LICENSEE fails to cure by making payment within three (3) business days of LICENSEE’s receipt of such notice, LICENSOR may commence an arbitration which shall be administered by JAMS pursuant to the JAMS Streamlined Arbitration Rules & Procedures then in effect. The decision by the arbitrator shall be final and binding, may be confirmed by a court of competent jurisdiction and judgment shall be entered thereon.

4.13 Default and Termination. This Agreement is terminable by LICENSOR only if LICENSEE fails to pay any judgment within Ninety (90) days following such judgment becoming final. For the purpose of this provision, a final judgment is one on which the arbitrator’s award has been confirmed by the Superior Court and a judgment is entered. Notwithstanding the above, LICENSEE shall have the right to take an appeal from any final judgment pursuant to applicable law. Should LICENSEE prevail in said appeal, any excess payment shall be refunded. If LICENSEE tenders payment after the arbitration is filed and the arbitration is consequently withdrawn, LICENSEE shall pay LICENSOR’s reasonable attorneys’ fees and costs incurred in filing and prosecuting the arbitration demand.

5.	AUDIT

5.1 Books and Records. LICENSOR shall have the right, upon at least five (5) business days written notice and no more than once every two years, to inspect books and records of LICENSEE as are necessary for the purpose of confirming the accuracy of the Percentage Royalty, at the place or places where such records are normally retained by LICENSEE. At the request of LICENSOR, once every three years, commencing on the third anniversary of this Agreement, LICENSEE shall cause an independent certified public accounting firm to audit MMG, to the extent permitted to do so under LICENSEE’s agreement with MMG, and LICENSEE shall provide LICENSOR with the results of such audit. LICENSEE shall not surrender its right to audit MMG in future extensions of its sublicense with MMG.

5.2 Underpayments. In the event that any inspection reveals a discrepancy in the amount of Percentage Royalty owed LICENSOR from what was actually paid, LICENSEE shall pay such discrepancy, plus interest, calculated at the rate of TEN PERCENT (10%) per annum. In the event that such discrepancy is in excess of FIVE PERCENT (5%) of the Percentage Royalty owed, LICENSEE shall pay an additional sum equal to the amount of the discrepancy plus LICENSOR’s reasonable costs, including accounting fees incurred in connection with such inspection.

5.3 Any dispute regarding the amount of royalties due under this Agreement shall be resolved by binding arbitration in the manner specified in Section 4.12 and 4.13, above.

5.4 Maintenance of Records. All books and records relative to LICENSEE’s obligations hereunder shall be maintained and kept accessible and available to LICENSOR for inspection for at least four (4) years after termination of this Agreement.

5.5 Availability of Records. LICENSEE agrees that it will keep accurate and complete books and records of account (including, without limitation, commencing on January 1, 2009, utilization of consecutively numbered invoices which reconcile to each Royalty Statement and LICENSEE’s general lender) covering all transactions relating to or arising out of this Agreement in accordance with Generally Accepted Accounting Principles.

5.6 Confidential Business Information. In the event that an investigation of LICENSEE’s books and records is made, certain confidential and proprietary business information of LICENSEE may necessarily be made available to the person or persons conducting such investigation. It is agreed that such confidential and proprietary business information shall be retained in confidence by LICENSOR and its agents and shall not be used by LICENSOR or disclosed to any third party without the prior express written permission of LICENSEE, which may be withheld in LICENSEE’s sole discretion, unless required by law. It is understood and agreed, however, that such information may be used in any proceeding based on LICENSEE’s failure to pay its Percentage Royalty obligation, subject to an appropriate protective order.

6.	WARRANTIES & OBLIGATIONS

6.1 Warranties and Representations of LICENSOR. LICENSOR hereby represents and warrants that:

a. it has the full right, power and authority to enter into this Agreement, to perform all of its obligations hereunder, and to grant the licenses herein;

b. there are no other agreements with any other party in conflict herewith, specifically, any grant of rights of any kind to the Marks within the Territory;

c. it is a company duly organized, validly existing and in good standing under the laws of its jurisdiction;

d. it is the sole owner of the entire right, title and interest in and to the Marks and has no actual knowledge that the Marks infringe any valid right of any party;

e. to the extent that LICENSOR is not the listed owner of any of the Marks set forth in Schedule A to this Agreement or otherwise, LICENSOR nevertheless controls said Marks and will promptly, but in no event later than 90 days from the Effective Date, take all steps reasonably necessary to cause LICENSOR to become the listed owner thereof.

6.2 Warranties and Representations of LICENSEE. LICENSEE hereby represents and warrants that:

a. it has the full right, power and authority to enter into this Agreement and to perform all of its obligations hereunder;

b. it is financially capable of undertaking the business operations which it conducts and of performing its obligations hereunder; and

c. it is a company duly organized, validly existing and in good standing under the laws of its jurisdiction.

7.	NOTICES, QUALITY CONTROL & SAMPLES

7.1 Compliance with Legal Requirements. LICENSEE shall comply with the marking provisions of the trademark laws of the United States and other countries in the Territory.

7.2 Legal Notices. The Licensed Products, as well as all packaging, promotional, and advertising material relative thereto, shall include all appropriate legal notices as reasonably requested by LICENSOR.

7.3 Quality of Licensed Products. The Licensed Products shall be of a high quality consistent with that exhibited by Licensed Products manufactured pursuant to, and not disapproved under, the Original License Agreement. For so long as Licensed Products are sold by MMG or affiliates thereof, the quality of the Licensed Products shall be sufficient if acceptable to MMG for sale in Macy’s retail stores. In the event Licensed Products are sold by a retailer other than Macy’s, the Licensed Products shall be of the same quality as would be acceptable to MMG for sale in a Macy’s store, or as would be acceptable to other major national retailers in the Territory, if they had been offered for sale by Macy’s or such other major national retailer.

7.4 Compliance with Legal Requirements. LICENSEE shall manufacture, package, sell and distribute the Licensed Products in accordance with all applicable national, state and local laws and regulations.

7.5 LICENSOR’s Inspection of Samples. Samples of the Licensed Products shall be available to LICENSOR at Macy’s or such other retailer as LICENSEE may utilize, as part of normal retail stock. LICENSOR shall, at its own cost and expense, periodically inspect samples to insure that the quality of the Licensed Products is consistent with Section 7.3 above. If LICENSOR contends that the quality of Licensed Products is inadequate, it shall promptly notify LICENSEE in the manner provided in Section 16 below.

8.	INTELLECTUAL PROPERTY RIGHTS

8.1 Rights to the Marks. It is understood and agreed as between the LICENSOR and LICENSEE that LICENSOR is the sole and exclusive owner of all right, title and interest in and to the Marks. LICENSEE shall not, at any time during or after the Term of this Agreement, dispute, or contest, directly or indirectly, LICENSOR’s exclusive right and title to the Marks, or the validity thereof.

8.2 Benefit. LICENSEE agrees that its use of the Marks inures to the benefit of LICENSOR and that the LICENSEE shall not acquire any rights in the Marks, other than as provided herein.

8.3 Trademark and Copyright Protection. LICENSEE may file applications to register the Marks in the Territory, at its own expense and in the name of LICENSOR, for any goods or services not included in any then-existing trademark applications or registrations in the Territory.

8.4 Ownership of Copyright. Any copyrights created by or for LICENSEE under this Agreement in any sketch, design, print, package, label, tag or the like designed and approved for use in connection with the Licensed Products will be the property of LICENSOR. LICENSEE may not, at any time, do or otherwise suffer to be done any act or thing that will adversely affect any rights of LICENSOR in such copyrights and will at LICENSOR’s request and expense do all things reasonably required by LICENSOR to protect such rights, including the placement of appropriate notices of copyright ownership.

8.5 Protecting the Intellectual Property. The parties agree to execute any documents reasonably requested by the other party to effect any of the above provisions.

9.	INFRINGEMENTS

9.1 LICENSEE’s Rights. LICENSEE shall notify LICENSOR in the manner provided in Section 16 below within fifteen (15) days of discovery by LICENSEE of any infringements or imitations by others of the Marks in connection with any products or services. LICENSEE shall have the right, but not the obligation, to institute and prosecute actions against third parties for infringement of the rights licensed in this Agreement. LICENSEE may institute and prosecute such actions through attorneys of its own choosing to be paid by LICENSEE. After recovery of LICENSEE’s attorneys’ fees and costs, LICENSEE shall retain seventy five (75%) percent of all sums recovered from the infringer in any such action, whether by judgment, settlement or otherwise, with LICENSOR to receive the remaining twenty-five (25%) percent.

9.2 LICENSOR’s Rights. If LICENSEE does not institute a lawsuit within thirty (30) days after LICENSOR’s written request that it do so, LICENSOR shall have the right, but not the obligation, to institute and prosecute actions for infringement of the rights licensed in this Agreement. LICENSOR may institute and prosecute such actions through attorneys of its own choosing to be paid by LICENSOR and, after recovery of LICENSOR’s attorneys’ fees and costs, shall retain seventy five (75%) percent of all sums recovered from the infringer in any such lawsuit, whether by judgment, settlement or otherwise recovered from the infringer after recovery of LICENSOR’s attorneys’ fees and costs, with LICENSEE to receive the remaining twenty five (25%) percent.

9.3 Cooperation. Upon request of the party bringing the action, the other party shall execute all papers, testify on all matters, and otherwise cooperate in every way necessary and desirable for the prosecution of any such lawsuit. The party bringing such suit shall reimburse the other party for the expense incurred as a result of such cooperation.

9.4 Settlement. Whoever brings the suit has the right to settle pursuant to the terms of this Agreement.

10.	INSURANCE

10.1 Requirements. LICENSEE shall throughout the Term of the Agreement obtain and maintain at its own cost and expense comprehensive general public liability insurance from a qualified insurance company licensed to do business in California for the benefit of LICENSOR as well as for the benefit of the LICENSEE and specifically naming LICENSOR as an additional named insured in an amount not less than Two Million Dollars ($2,000,000.00) combined single limit, with a deductible amount not to exceed Ten Thousand Dollars ($10,000.00) for each single occurrence for bodily injuries and/or product damage and/or advertising injury. Such policy shall provide protection against any and all claims, demands, and causes of action arising out of any actual or alleged defects or failure to perform of the Licensed Products or any material used in connection therewith or any use thereof or arising out of the use of the Marks. The policy shall provide for ten (10) days notice to LICENSOR from the insurer by Registered or Certified Mail, return receipt requested, in the event of any modification, cancellation or termination thereof. LICENSEE agrees to furnish LICENSOR a certificate of insurance evidencing same within thirty (30) days after execution of this Agreement and in no event, shall LICENSEE manufacture, distribute or sell the Licensed Products prior to receipt by LICENSOR of such evidence of insurance.

11.	TERMINATION

11.1 This Agreement is not terminable by LICENSOR except as provided in Section 4.13. No claim of breach of this Agreement, whether characterized as “material,” “total” or otherwise, shall entitle LICENSOR to terminate this Agreement.

11.2 LICENSEE shall have the right to terminate this Agreement at any time on sixty (60) days written notice to LICENSOR. Unless LICENSOR breaches Section 2.1 hereof and such breach is not cured within fifteen days, upon the effective date of the termination by LICENSEE, all monies paid to LICENSOR shall be deemed non-refundable and LICENSEE’s obligation to pay any guaranteed moneys, including the Guaranteed Minimum Royalty, shall be accelerated and any yet unpaid guaranteed moneys (for the duration of the term of the Agreement) shall become immediately due and payable. If LICENSOR has not timely cured a breach of Section 2.1 hereof, the Guaranteed Minimum Royalty shall not be owed by LICENSEE for any period following the effective date of LICENSEE’s termination.

11.3 Mutual Agreement. The Agreement may also be terminated if LICENSOR and LICENSEE mutually agree in writing that the Agreement shall be terminated.

12.	POST TERMINATION RIGHTS

12.1 Inventory upon Termination. No more than thirty (30) days after Termination of this Agreement, LICENSEE shall provide LICENSOR with a statement indicating the number and description of Licensed Products bearing the Marks which LICENSEE had on hand or was in the process of manufacturing or having manufactured as of the date of the expiration or termination (the “Inventory”). The LICENSOR shall have the option, at LICENSOR’s own cost, of conducting a physical inventory in order to ascertain or verify such Inventory. In the event that the LICENSEE refuses to permit the LICENSOR to conduct such physical inventory, the LICENSEE shall forfeit its rights hereunder to dispose of such inventory.

12.2 Sell-Off Period. Upon termination of this Agreement, LICENSEE shall be entitled, for an additional period of one (1) year and on a nonexclusive basis, to continue to sell Inventory (“Sell-Off Period”). Such sales shall be made subject to all of the provisions of this Agreement and to an accounting for and the payment of a Percentage Royalty thereon. Such accounting and payment shall be due and paid within thirty (30) days after the close of the said one (1) year period. At the end of the Sell-Off Period, LICENSOR may require that LICENSEE either destroy any Licensed Products bearing the Marks still on hand or alternatively, sell them to LICENSOR at cost.

12.3 Freedom to License. After termination of this Agreement, except as otherwise provided in this Agreement, all rights granted herein shall revert to LICENSOR who may use, or license others to use the Marks in any way whatsoever. Subject to the Sell-Off Period, LICENSEE shall thereafter refrain from all further use of the Marks, and turn over to the LICENSOR all materials relating to the Marks and the Licensed Products, including, but not limited to, all artwork, color separations, prototypes and the like, as well as any market studies or other tests or studies conducted by LICENSEE at no cost whatsoever to LICENSOR.

12.4 Disposition of Licensed Products. Subject to the Sell-Off Period, upon termination of this Agreement, LICENSEE agrees to immediately return to LICENSOR all material relating to the Licensed Products in LICENSEE’s possession, owned by LICENSOR or bearing the Marks at no cost whatsoever to LICENSOR.

13.	INDEMNIFICATION

13.1 Indemnification by LICENSEE. LICENSEE shall defend, indemnify and hold LICENSOR and its affiliates, successors, assigns, equity holders, directors, officers, employees and agents harmless against all costs, expenses and losses, claims, demands, damages, liability, causes of action (including without limitation product liability actions and tort actions), judgments, settlement, suits or expenses (including reasonable attorneys’ fees) claimed, obtained or sustained by third parties in any way related to or arising from the manufacture, use, marketing, sale, provisions of services and goods or advertising by LICENSEE of the Licensed Products, except where (i) such use of the Marks by LICENSEE is in the Territory and expressly authorized hereunder. LICENSEE shall have the right to defend any such action or proceeding with attorneys of its own choosing. LICENSEE’s obligations are conditioned on reasonable cooperation by LICENSOR.

13.2 Indemnification by LICENSOR. LICENSOR shall defend, indemnify and hold LICENSEE and its affiliates, successors, assigns, equity holders, directors, officers, employees and agents harmless against all costs, expenses and losses, claims, demands, damages, liability, causes of action, costs, expenses and losses, judgments, settlement, suits or expenses (including reasonable attorneys’ fees) claimed, obtained or sustained by third parties in any way related to or arising from a third party’s claim that LICENSEE is infringing any of its trademarks based upon LICENSEE’S use of the Marks in the Territory as expressly authorized hereunder or LICENSEE is sued for any act or omission by LICENSOR. LICENSOR shall have the right to defend any such action or proceeding with attorneys of its own choosing. LICENSOR’s obligations are conditioned on reasonable cooperation by LICENSEE.

14.	ASSIGNABILITY

14.1 Unrestricted Right to Assign. LICENSOR and LICENSEE shall have the complete and unrestricted right to sell, transfer, lease or assign their respective rights and interest in this Agreement (but not their obligations), providing that any such transferee agrees to be bound by all of the terms hereof, including but not limited to the Warranties and Representations enumerated in 6.1 and 6.2. When LICENSOR or LICENSEE wishes to sell, transfer, lease or assign its rights and interests in this Agreement, such party shall do so on notice to the other provided in the manner set forth in Section 16.

15.	SUCCESSION

15.1 Benefit. This Agreement shall inure to the benefit of and be binding upon the parties hereto, their heirs, administrators, subsidiaries, divisions, affiliated companies, and, to the extent permitted herein, their successors and assigns.

16.	NOTICE AND PAYMENT

16.1 Manner of Delivery. Any notice required to be given pursuant to this Agreement shall be in writing and delivered to the other designated party at the below stated address. Such delivery shall be in the form of (a) personal delivery by messenger or other agent; or (b) certified or registered mail, return receipt requested; or (c) by documented overnight delivery service; or (d) to the extent that receipt is confirmed, electronic mail, facsimile or other electronic transmission service. Notices will be effective upon receipt, as set forth in the confirmation of delivery.

16.2 Change of Address. Either party may change the address to which notice or payment is to be sent by written notice to the other in accordance with the provisions of Paragraph Subsection 16.1 above.

If to LICENSOR:	Russ August & Kabat
12424 Wilshire Blvd., 12th Floor
Los Angeles, California 90025
Attention: Larry C. Russ

and if to LICENSEE, to:	Private Brands, Inc.
3151 East Washington Boulevard Los Angeles, California 90023
Attention: Gerard Guez

17.	RELATIONSHIP OF PARTIES

17.1 No Agency. This Agreement does not constitute and shall not be construed as constituting a partnership or joint venture between LICENSOR and LICENSEE. Neither LICENSEE nor LICENSOR shall have any right to obligate or bind the other party in any manner whatsoever, and nothing herein contained shall give or is intended to give any rights of any kind to any third persons.

18.	WAIVER

18.1 No Waiver. Failure by either party hereto to enforce any rights under this Agreement shall not be construed as a waiver of such rights, nor shall a waiver of a breach in any one or more instances be construed as constituting a continuing waiver or as a waiver in other instances.

19.	GOVERNING LAW

19.1 Construction. This Agreement shall be governed by and construed and interpreted in accordance with the laws of the State of California without regard to conflict of law principles.

20.	DISPUTES

20.1 Arbitration of Disputes. All disputes under this Agreement shall be resolved by final and binding arbitration pursuant to JAMS Rules of Arbitration. In any dispute involving only the payment of royalties under Sections 4 or 5, above, such arbitration shall be conducted pursuant to the JAMS Streamlined Arbitration Rules & Procedures then in effect. In any arbitration in which there is any dispute beyond the payment of royalties, the arbitration shall be conducted pursuant to the JAMS Comprehensive Arbitration Rules and Procedures then in effect. The decision by the arbitrator shall be final and binding, may be confirmed by a court of competent jurisdiction and judgment shall be entered thereon.

20.2 Attorneys’ Fees and Costs. The prevailing party in any arbitration or other legal proceeding shall be entitled to recover its reasonable fees and costs (including attorneys’ fees) associated with the dispute from the other party. The arbitrator shall determine who is the prevailing party and award reasonable attorney fees.

21.	INTEGRATION/AMENDMENT

21.1 Entire Agreement; Amendment. This Agreement and the settlement agreement executed concurrently herewith, together with its exhibits (“the Settlement Agreement”) constitute the entire Agreement between the parties concerning the subject matter hereof, and revoke and supersede all prior agreements between the parties. This Agreement and the Settlement Agreement are intended as a final expression of the parties’ Agreement. No other agreements, understandings, representations or discussions are included in this Agreement except as expressly noted herein. This Agreement shall take precedence over any other documents which may be in conflict with this Agreement.

22.	FORCE MAJEURE

22.1 Excuse for Nonperformance. It is understood and agreed that in the event of an act of the government, or war conditions, or fire, flood or labor trouble in the factory of LICENSEE or its sub-LICENSEE or in the factory of those manufacturing Licensed Products or parts necessary for the manufacture of the Licensed Products, prevent the performance by LICENSEE of the provisions of this Agreement, then such nonperformance by LICENSEE shall not be construed as grounds for breach of this Agreement and such nonperformance shall be excused while the conditions herein prevail and for two (2) months thereafter.

23.	MODIFICATIONS

23.1 Written Modifications. This Agreement may not be modified except by a written instrument, signed by both parties, making specific reference to this Agreement by date, parties and subject matter.

24.	SEVERABILITY

24.1 Enforceability of Provisions. The invalidity or unenforceability of any provision of this Agreement, or the invalidity or unenforceability of any provision of this Agreement as applied to a particular occurrence or circumstance, shall not affect the validity or enforceability of any of the other provisions of this Agreement or any other applications of such provisions, as the case may be.

25.	OTHER PROVISIONS

25.1 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all such counterparts together shall constitute one and the same Agreement. Scanned or faxed signatures shall have the same force and effect as if in original ink.

25.2 Further Assurances. The parties hereby covenant and agree to execute and deliver all such documents, make such governmental filings, and do or cause to be done all such acts or things as may reasonably be necessary to complete and effect the transactions contemplated hereby.

25.3 No Strict Construction. The language used in this Agreement shall be deemed to be the language chosen by both parties to express their mutual intent, and no rule of strict construction shall be applied against either party as drafter.

25.4 Headings. The headings used in this Agreement will be used only for the purpose of reference and shall not be deemed to govern, limit, modify or in any other manner affect the scope, meaning or intent of the provisions of this Agreement or be given any legal effect whatsoever.

25.5 Dates. Any deadline in this Agreement that should fall on a Saturday, Sunday, or U.S. federal holiday shall be deemed to be the earliest business day thereafter.

26.	CONFIDENTIALITY

26.1 No Disclosure. The parties each agree that during the Term of this Agreement they may receive information regarding the other party’s affairs that the disclosing party considers confidential. Each party receiving each confidential information agrees not to disclose it to a third party except to its own employees and agents and only as necessary to perform its obligations or exercise its rights under this Agreement. This Paragraph is not applicable to any information which: (a) the receiving party is authorized in writing by the disclosing party to disclose; (b) is generally known or becomes part of the public domain in the trade through no fault of the receiving party; (c) is independently developed by the receiving party or its agents without any use of the confidential information; or (d) is required to be disclosed by law or regulation or by proper order of a court of competent jurisdiction after adequate notice to the disclosing party to seek a protective order, the imposition of which protective order the receiving party agrees to approve and support. The terms of this Agreement are confidential information under this Paragraph.

IN WITNESS WHEREOF, the parties hereto have signed this Agreement by their duly authorized representatives as of the Effective Date.

AMERICAN RAG CIE, LLC

/s/ Mark Werts
Dated: December , 2008	By:	Mark Werts, President

PRIVATE BRANDS, INC.

/s/ Gerard Guez
Dated: December 18, 2008	By:	Gerard Guez, Chairman and CEO

SCHEDULE A

TO AMENDED LICENSE AGREEMENT

Territory	Serial #	Reg. #	Mark	Listed Owner
U.S.	78621959	(application)	AMERICAN RAG CIE	American Rag Cie, LLC

U.S.		2710769	AMERICAN RAG CIE	American Rag Cie II

U.S.		1936234	AMERICAN RAG CIE	American Rag Cie, LLC

U.S.	78621965	(application)	AMERICAN RAG	American Rag Cie, LLC

U.S.	78703816	(application)	AMERICAN RAG COMPAGNIE	American Rag Cie, LLC

Canada	1171176	(application)	AMERICAN RAG CIE	Industries Werts, Inc.

Mexico		812299	AMERICAN RAG CIE	“Industires” Werts, Inc.

SCHEDULE B

TO AMENDED LICENSE AGREEMENT

Licensed Products

•	Cosmetics and personal care items, such as perfumes, soaps, lotions, body and hair care products; sponges and brushes, hair accessories; and related products;

•	Leather and non-leather goods, such as bags, belts, luggage, briefcases, wallets, sports bags, back packs; compact disc cases, umbrellas, cell phone accessories; and related products;

•	Household decorative items, such a picture frames, figurines, candles, candlesticks; and related products;

•	House wares, such as dishes, glassware, beverageware, teapots and coffeepots and related accessories, bathroom accessories, garbage cans, cocktail shakers; and related products;

•	Pet accessories and related products;

•	Carpets, rugs; and related products;

•	Paper goods, such as books, notebooks, stationery, pencils, pens, photo albums, address books, calendars, notecards, stickers; and related products;

•	Sporting goods, toys, games and novelties; magnets, party supplies; musical recordings, holiday decorations; and related products;

•	Eyeglasses and sunglasses and related products;

•	Apparel, including footwear and headgear; and related products;

•	Jewelry, clocks, watches, and related products;

•	Linens, including but not limited to towels, sheets, comforters, pillows, blankets, tablecloths; and related products.

SCHEDULE C

TO AMENDED LICENSE AGREEMENT

PRIVATE BRANDS

QUARTERLY ROYALTY REPORT

QUARTER END DATE:

Signature	Title	Date

I certify the information in this report is correct and complete to the best of my knowledge.

[To be signed by Chief Financial Office or other substitue executive when the CFO is not available.]

PRODUCTS	CUSTOMER	STYLE NO.	NUMBER OF UNITS SOLD	GROSS SALES	STANDARD ALLOWANCES			RETURNS	TOTAL DEDUCTIONS	NET SALES	ROYALTY
					ADVERTISING/ PROMOTION DISCOUNT	VOLUME/ CLOSE OUT DISCOUNT	PAYMENT TERM DISCOUNT

			0		0.00	0.00	0.00	0.00	0.00	0.00	0.00

ROYALTY CALCULATION

Net Regular Price Sales for the Current Quarter	$—
Percentage Royalty	$—
Close out	$—
Total Royalties for the Current Quarter	$—
Minimum Royalty Paid
Excess Minimum Royalties Paid in Previous Quarter, if Applicable	$—